JOINT INSURED BOND AGREEMENT

THIS AGREEMENT, effective as of the 1st day of July, 2021 by and between the undersigned parties (which entities, together with any and all other entities hereafter included as named insureds under the Fidelity Bond (as hereafter defined) are collectively referred to as the “Parties” and singularly as a “Party”).

WITNESSETH:

WHEREAS, in accordance with subsection (f) of Rule 17g-1 of the Securities and Exchange Commission under the Investment Company Act of 1940 (the “Act”), Virtus Alternative Solutions Trust, Virtus Asset Trust, Virtus Equity Trust, Virtus Investment Trust, Virtus Opportunities Trust, Virtus Retirement Trust, Virtus Strategy Trust, Virtus Variable Insurance Trust, Virtus Global Multi-Sector Income Fund, Virtus Total Return Fund Inc., DNP Select Income Fund Inc., DTF Tax-Free Income Inc., Duff & Phelps Utility and Infrastructure Fund Inc., Virtus AllianzGI Artificial Intelligence & Technology Opportunities Fund, Virtus AllianzGI Convertible & Income Fund, Virtus AllianzGI Convertible & Income Fund II, Virtus AllianzGI Convertible & Income 2024 Target Term Fund, Virtus AllianzGI Diversified Income & Convertible Fund, Virtus AllianzGI Equity & Convertible Income Fund, Virtus Dividend, Interest & Premium Strategy Fund, Virtus Partners, Inc., Virtus Investment Partners, Inc., Virtus Investment Advisers, Inc., Virtus Alternative Investment Advisers, Inc., Virtus Fund Advisers, LLC, VP Distributors, LLC, Virtus Fund Services, LLC, Virtus Shared Services, LLC, Ceredex Value Advisors LLC, Duff & Phelps Investment Management Co., Kayne Anderson Rudnick Investment Management, LLC, Newfleet Asset Management, LLC, NFJ Investment Group, LLC, Seix Investment Advisors LLC, Sustainable Growth Advisers, LP, Silvant Capital Management LLC, ETFis Series Trust I, Virtus ETF Trust II, Virtus ETF Advisers LLC, and Virtus ETF Solutions LLC hereby agree to enter into this Joint Insured Bond Agreement dated effective as of July 1, 2021 (the “Agreement”);

WHEREAS, the Parties are each named as insureds under that certain joint insured bond issued by Great American Insurance Co., Policy No. 234-64-18-12-00, and Berkley Policy No. BFIV-45004306-20, respectively (which fidelity bond, together with all endorsements and riders now or hereafter issued with respect thereto and any and all renewals thereof as well as any and all substitutions or replacements thereof shall hereinafter be referred to as the “Fidelity Bond”); and

WHEREAS, the Parties mutually desire to approve the Agreement in accordance with the provisions herein below contained.

NOW, THEREFORE, the Agreement is approved with the provisions set forth below, to wit:

1.

Notwithstanding anything possibly to the contrary, the Parties mutually agree that in the event recovery is received under the Fidelity Bond as a result of a loss sustained by a registered investment company constituting a Party and one or more other insureds under the Fidelity Bond, each such Party which is a registered investment company shall receive an equitable and proportionate share of such recovery, but in no event shall such recovery be less than the amount that such affected Party would have received had it provided and maintained a single insured bond with the minimum coverage required by subsection (d)(1) of Rule 17g-1.

2.

This instrument is executed on behalf of the trustees of each of the Parties which is a trust by the trustees thereof in their capacity as such, and not individually, and the obligations of, or arising out of this instrument, are not binding upon any of such trustees or shareholder individually but are binding only upon the assets and property of said trusts.

3.

This Agreement shall be binding upon and inure to the benefit of the Parties and any and all series or portfolios thereof, as well as any and all subsidiaries, affiliates, successors and assigns of the foregoing.  This Agreement shall be deemed to be automatically amended so as to include or delete Parties contemporaneously with any amendments to the Fidelity Bond including or deleting named insureds.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.

Virtus Alternative Solutions Trust

Virtus Asset Trust

Virtus Equity Trust

Virtus Investment Trust

Virtus Opportunities Trust

Virtus Retirement Trust

Virtus Strategy Trust

Virtus Variable Insurance Trust

By:	/s/ Kevin J. Carr
Name:	Kevin J. Carr
Title:	Senior Vice President

VP Distributors, LLC

Virtus Shared Services, LLC

Kayne Anderson Rudnick Investment Management, LLC

Newfleet Asset Management, LLC

Virtus Alternative Investment Advisers, Inc.

Virtus Fund Services, LLC

Virtus Investment Advisers, Inc.

Virtus Investment Partners, Inc.

Virtus Partners, Inc.

By:	/s/ Kevin J. Carr
Name:	Kevin J. Carr
Title:	Vice President

Ceredex Value Advisors LLC

Seix Investment Advisors LLC

Silvant Capital Management LLC

Virtus Fund Advisers, LLC

By:	/s/ Richard W. Smirl
Name:	Richard W. Smirl
Title:	Executive Vice President

Sustainable Growth Advisers, LP

By:	/s/ Daniel C. Callaway
Name:	Daniel C. Callaway
Title:	Chief Compliance Officer & General Counsel

NFJ Investment Group, LLC

Virtus ETF Advisers LLC

Virtus ETF Solutions LLC

By:	/s/ David G. Hanley
Name:	David G. Hanley
Title:	Treasurer

ETFis Series Trust I

Virtus ETF Trust II

By:	/s/ Kevin J. Carr
Name:	Kevin J. Carr
Title:	Secretary

Virtus Global Multi-Sector Income Fund

Virtus Total Return Fund Inc.

DNP Select Income Fund Inc.

DTF Tax-Free Income Inc.

Duff & Phelps Utility and Infrastructure Fund Inc.

By:	/s/ Jennifer Fromm
Name:	Jennifer Fromm
Title:	Secretary

Duff & Phelps Investment Management Co.

By:	/s/ Jennifer Fromm
Name:	Jennifer Fromm
Title:	Assistant Secretary

Virtus AllianzGI Artificial Intelligence & Technology

  Opportunities Fund

Virtus AllianzGI Convertible & Income Fund

Virtus AllianzGI Convertible & Income Fund II

Virtus AllianzGI Convertible & Income 2024 Target Term Fund

Virtus AllianzGI Diversified Income & Convertible Fund

Virtus AllianzGI Equity & Convertible Income Fund

Virtus Dividend, Interest & Premium Strategy Fund

By:	/s/ Angela Borreggine
Name:	Angela Borreggine
Title:	Secretary